Exhibit 99.2

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the inclusion in this Registration Statement of China HGS Real Estate Inc. on Form S-1 of our report dated January 13, 2021, with respect to our audit of the consolidated financial statements of China HGS Real Estate Inc. for the year ended September 30, 2020 and to the reference to us under the heading “Experts” in the Registration Statement.

/s/Wei, Wei & Co., LLP

Wei, Wei & Co., LLP

New York, NY

June 25, 2021